EXHIBIT 99.1
Celebrate Express, Inc. Announces Third Quarter Fiscal 2007 Financial Results
KIRKLAND, WA —(BUSINESS WIRE)—March 29, 2007—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its third quarter of fiscal 2007 ended February 28, 2007.
Celebrate Express reported net sales of $16.7 million in the third quarter of fiscal 2007, a decrease of 11% from net sales of $18.8 million during the same period last year. Net loss for the third quarter of fiscal 2007 was ($137,000), or ($0.02) per diluted share, compared with a net loss of ($398,000), or ($0.05) per diluted share, in the third quarter of fiscal 2006. Weighted average diluted shares outstanding were 7.9 million for the third quarter of fiscal 2007, compared with 7.7 million for the third quarter of fiscal 2006.
Kevin Green, chief executive officer of Celebrate Express stated, “We have been successful in putting in place many of the key building blocks of our turnaround. The senior management team is nearly complete, and with the review of strategic alternatives now behind us, we anticipate being able to fill the open vice president of marketing position and several other key management vacancies in the coming months. With the conclusion of this review and with our structured shareholder communications policy firmly in place, our management team will have the opportunity to focus full attention on the business. We continue to closely manage catalog circulation and on-line marketing spending to balance revenue growth with profitability. It is important to point out that revenue growth and marketing spending in the direct marketing industry are highly correlated. During the third quarter we launched a new user-interface for our website with improved navigation and search capabilities, which has led to increased conversion rates and more of our total business coming in online creating operating leverage. We are now beginning to feel the momentum of many of our key initiatives and remain confident in the Celebrate Express business model.”
The Company reported that $2.0 million of the $2.1 million decrease in net sales from the prior year was due to the impact of closing the Storybook Heirlooms brand, which is expected to be complete by April 2007. The Costume Express brand represented a small portion of overall sales during the quarter at $339,000, up from $283,000 in third quarter last year. Net sales in the Birthday Express brand were $15.7 million during the quarter, down 1.7% from $16.0 million in the prior year.
Mr. Green Continued, “The third and fourth fiscal quarters of last year represented a period in which we struggled to deploy our new pick-to-light module in the distribution center, and this resulted in sub-optimal service to some of our customers. Given that Birthday Express is an annual event-based business, we are now seeing the impact of these prior year customer service issues. The impact manifests itself directly in the form of soft repeat buying from existing customers and indirectly in fewer orders from the new customers typically acquired through positive ‘word of mouth’ advertising, which is a vital component of our business model. We continue to test a number of initiatives aimed at improving customer retention, new customer acquisition and overall response rates. We are in the process of evaluating the results and will quickly move to implement those tests that demonstrate a positive impact. We are now providing excellent service to our customers in terms of speed and quality and are confident that we are reestablishing positive relationships to grow future sales.”

During the quarter just ended, the Company attracted approximately 118,000 new customers, compared with 128,000 in the same quarter of the prior year. While new customers acquired decreased 7.5% from the prior year, the Company also decreased direct marketing expenses to new customers during the quarter by approximately 7.7%. Net sales per order were $80.15 in the third quarter of fiscal 2007, compared with $83.69 in the third quarter of fiscal 2006. The reduction in net sales per order was due in part to the lower average order size for the Storybook Heirlooms brand, which decreased from $98.46 in the third quarter of the prior year to $74.64 in the same period this year as a result of heavily discounted sales efforts undertaken to liquidate the remaining inventory. The decrease can also be attributed in part to the Birthday Express brand, which had net sales per order of $80.57 during the third quarter, down 1.6% from $81.89 in the same period last year. Revenue taken from the Company’s websites continued to increase and represented approximately 80% of net sales in the quarter just ended, up from approximately 69% in the same quarter of the prior year.
Gross margin increased to 54.5% of net sales during the quarter from 47.9% in the same quarter last year. There are multiple reasons contributing to this improvement. Shipping costs as a percentage of revenue improved significantly from the prior year as we shifted deliveries back toward ground shipments rather than expedited methods. In the prior year the Company had higher order backlogs, causing more shipments to be sent air-freight at the Company’s expense to meet customer delivery expectations. Improvements in distribution center processes enabled the Company to meet or exceed customer expectations using ground delivery methods during the quarter just ended. The Company also benefited from a shift in product mix away from the lower margin Storybook Heirlooms brand, which represented only 2.8% of net sales during the quarter just ended, compared with 13.5% of net sales during the same quarter last year. Finally, the Company recorded $180,000 of advertising revenue during the third quarter of fiscal 2007 generated from web advertising sources with no corresponding cost of goods sold, while no advertising revenue was recorded during the same quarter last year.
Fulfillment costs decreased to 15.0% of net sales during the quarter just ended, compared with 16.0% during the same quarter last year. This decrease was due to a reduction in distribution center and customer service labor costs. The Company has stabilized operations and started to see cost reductions in those areas. The Company reduced fulfillment labor and related costs by nearly 21% from the same quarter last year, while net sales decreased only 11%. These labor cost reductions were partially offset by increased fixed costs, primarily in the form of depreciation.
Mr. Green continued, “We are highly encouraged by the progress that has been made in the distribution center. We have seen significant improvements in efficiency and accuracy, particularly in the past three months. We have maintained our shipping standards consistently and are now focused on driving down cost. The year-over-year shift in the product mix away from the Storybook brand, which is much easier to handle in the distribution center, worked against us in the quarter just ended and we still demonstrated material improvement.”
General and administrative costs increased $483,000 from the prior year. The two most significant components of this change were an increase in stock compensation expense of $267,000, and increases in staffing and other headcount costs of $323,000. These increases were partially offset by a $100,000 decrease in credit card fees which are variable with revenue.
Selling and marketing expenses increased to 28.3% of net sales during the quarter just ended, compared with 26.2% of net sales in the same quarter last year. This increase relates to higher than expected year- over-year revenue softness in the Birthday Express brand.
Mr. Green said, “We have in place a number of promotions and incentives to minimize the year-over-year response rate erosion related to prior year service issues. Our long-term success is predicated on consistent, cost-effective service, a relevant promotion and contact strategy for customers and prospects and, of course, great products. We firmly believe that Celebrate Express has a solid foothold in the direct to consumer space in our markets, and feel that we have further opportunity to strengthen our position.”
Highlights
•	The Company’s customer database is now at approximately 3.3 million customers, compared with 2.7 million customers at the same point last year, an increase of 22%.

•	The Company had cash and cash equivalents of $32.1 million at February 28, 2007, compared with $31.3 million at May 31, 2006. The Company declared a special one-time dividend of $1.25 per share payable on April 26, 2007 to shareholders of record on April 12, 2007. This dividend is expected to reduce the current cash balance of $32.1 million by approximately $10 million.

•	Effective with its fiscal year 2007, the Company adopted the new accounting requirements of Statement of Financial Accounting Standards No. 123R (Revised 2004), “Share-Based Payment,” relating to the expensing of stock-based compensation. During the third quarter of fiscal 2007, the Company recorded stock compensation expense of $352,000, compared with stock compensation expense of $33,000 during the same quarter in the prior year.
Conference Call
Company management will be holding a conference call to discuss financial results for its third quarter of fiscal 2007 on Thursday, March 29, 2007 at 5:00 p.m. ET/ 2:00 pm. PT. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-800-320-2978 and entering password 75888309. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 27468450. All analysts, shareholders and prospective shareholders are encouraged to participate.
Forward-looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “suggest,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs, our ability to manage our distribution and fulfillment operations, competition from other retailers, the strength of our brands, our ability to recruit and maintain senior management and other key personnel, and other risks detailed in our filings with the Securities and Exchange Commission, including our most recent Quarterly report filed on Form 10-Q and Annual Report on Form 10-K. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended February 28, 2007, which we expect to file on or before April 16, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates two brands: Birthday Express markets children’s party products, and Costume Express markets costumes and accessories. The Company utilizes its branded website Celebrateexpress.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations), 425-250-1064 x186
Invest@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	February 28,	May 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,081	$31,327
Accounts receivable	1,285	339
Inventories	8,185	8,333
Prepaid expenses	4,136	4,097
Deferred income taxes	293	400

Total current assets	$45,980	44,496

Fixed assets, net	$4,157	$4,662
Deferred income taxes	8,176	7,940
Other assets, net	101	102

Total assets	$58,414	$57,200

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,426	$3,151
Accrued liabilities	4,416	3,972

Total current liabilities	6,842	7,123

Shareholders’ equity
Common stock and additional paid-in capital	66,672	65,495
Unearned compensation	—	(213)
Accumulated deficit	(15,100)	(15,205)

Total shareholders’ equity	51,572	50,077

Total liabilities and shareholders’ equity	$58,414	$57,200

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three-Months Ended		Nine-Months Ended
	February 28,	February 28,	February 28,	February 28,
	2007	2006	2007	2006
Net sales	$16,680	$18,786	$65,134	$62,843
Cost of sales (1)	7,582	9,788	31,719	31,818

Gross margin	9,098	8,998	33,415	31,025
Operating expenses:
Fulfillment (1)	2,495	3,001	8,907	8,169
Selling and marketing (1)	4,714	4,927	17,783	15,352
General and administrative (1)	2,491	2,008	7,734	6,074
Severance and related expenses	—	—	—	1,179

Total operating expenses	9,700	9,936	34,424	30,774

Income (loss) from operations	(602)	(938)	(1,009)	251
Other income, net:
Interest income, net	400	323	1,210	868

Net income (loss) before income taxes	(202)	(615)	201	1,119
Income tax (expense) benefit	65	217	(96)	(390)

Net income (loss)	(137)	(398)	105	729

Net income (loss) per share:
Basic	$(0.02)	$(0.05)	$0.01	$0.10

Diluted	$(0.02)	$(0.05)	$0.01	$0.09

Weighted average shares outstanding:
Basic	7,858	7,728	7,822	7,638
Diluted	7,858	7,728	7,951	7,937

(1)	Stock-based compensation is included in the expense line items above in the following amounts:

Cost of Sales	$9	$5	$27	$15
Fulfillment	16	5	47	15
Selling and marketing	43	6	148	47
General and administrative	284	17	742	49

	$352	$33	$964	$126

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine months ended
	February 28,	February 28,
	2007	2006
Cash flows from operating activities:
Net income	$105	$729
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	76	345
Depreciation and amortization	1,182	885
Stock-based compensation	964	126
Excess tax benefit from exercise of stock options	(205)	—
Changes in operating assets and liabilities:
Accounts receivable	(946)	(17)
Inventories	148	(1,578)
Prepaid expenses and other assets	(39)	(989)
Accounts payable	(725)	1,364
Accrued liabilities	444	2,640

Net cash provided by operating activities	1,004	3,505

Cash flows from investing activities:
Payments for purchases of fixed assets	(676)	(2,241)

Net cash used in investing activities	(676)	(2,241)

Cash flows from financing activities:
Principal payments on capital lease obligations	—	(15)
Employee stock purchase plan shares issued	25	54
Proceeds from exercise of stock options	196	344
Excess tax benefit from exercise of stock options	205	—

Net cash provided by financing activities	426	383

Net increase in cash and cash equivalents	754	1,647

Cash and cash equivalents:
Beginning of period	31,327	30,769

End of period	$32,081	$32,416